EXHIBIT 10.2

                              CONSULTING AGREEMENT

This agreement is made effective as of this 14th day of May, 2OOl by and between Equity Technologies & Resources, Inc., a Delaware corporation, with its principal place of business at 1050 Chinoe Road, Suite 304 Lexingon, Kentucky 40502 (hereinafter referred to as ETCR), and Harry M. Zachem of 2928 Eastbrook Court, Lexington, Kentucky 40502 (hereinafter referred to as "Consultant")

     WHEREAS, Consultant has expertise in governmental relations, matters involving legislative and political issues, as well as personal relationships and acquaintances with many individuals involved in government, at all levels;

     WHEREAS, Consultant is willing to provide services in the above areas for and on behalf of ETCR; and

     WHEREAS, ETCR desires to have Consultant perform such services for and on its behalf; and

     NOW, THEREFORE, for and in consideration of the mutal covenants and promises contained herein, and other good and valuable consideration, it is hereby agreed as follows:

l. DESCRIPTION OF SERVICES. Beginning on the 1st day of July 2001, Consultant agrees to provide and will continue to provide the following services including assisting in developing a plan to systematically license the Verified Prescription Safeguards, Inc. system to state regulatory agencies, including the K.A.S.P.E.R. system in Kentucky; developing a legislative scheme for those states that do not currently have a system for regulating prescriptions for controlled substances; developing contracts and relationships with individuals and other entities that would be beneficial to the business of ETCR, and any other services in these general areas that may reasonably be asked of the Consultant. These consulting services shall be provided through the 30th day of June 2002. after that time, this contract will be terminated or renewed by mutual agreement of the parties hereto.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant. ETCR will rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement relative to the payments to made to the Consultant hereunder.

3. PAYMENT. ETCR will pay a fee to Consultant for the Services based on the following terms: ETCR will pay to Consultant for the service a retainer fee of $2,500.00 per month. This fee shall be payable monthly on the 1st of each month, but no later than the tenth day of the month, which pamyments shall be made for services rendered the preceding month. Upon termination


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     of the  Agreement,  payments under this  paragraph  shall cease:  provided, however that Consultant shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Consultant has not yet been paid. The parties agree that a portion of the salary may be paid in S-8 stock if cash is not immediately available and as a bonus/ incentive ETCR herewith issues to the Consultant Fifty Thousand (50,000) Registered and Free Trading Shares of Class A Common Stock of Equity Technologies & Resources, Inc.

4. EXPENSE REIMBURSEMENT. Consultant shall be entitled to reimbusement from ETCR for all reasonable "out-of-pocket" expenses, provided they have been pre-approved prior to incurrence.

5. RELATIONSHIP OF PARTIES. The parties understand the Consultant is an independent contractor with respect to ETCR and not an employee of ETCR.

6. INJURIES. Consultant acknowledges his obligation to obtain appropriate insurance coverage for the benefit of himself and family. Consultant waives any right to recovery from ETCR for any injuries that Consultant may sustain while performing services under this agreement that are a result of his negligence.

7. CONFIDENTIALITY AND INTELLECTUAL PROPERTY. Consultant recognizes that ETCR has and will create the following information that may become known to
     Consultant:

          *    Inventories
          *    Machinery
          *    Prices
          *    Apparatus
          *    Costs
          *    Discounts
          *    Trade Secrets
          *    Technical information
          *    Product design information
          *    Copyrights
          *    Intellectual property
          *    Proprietary property

     And either proprietary information (collectively, "information") which are valuable, special and unique assets of ETCR and need to be protected from improper disclosure. In consideration for the necessary disclosure of the information, Consultant agrees that it will not at any time or in any manner, either directly or indirectly, use any information improperly or divulge, disclose, or communicate in any improper manner any proted



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     information  to any  unauthorized  third party without the prior consent of
     ETCR. Consultant will protect the information and treat it as strictly confidential. Conversely, all trade secrets and proprietary information regarding the activities of Consultant shall be held in strict confidence by ETCR. Any violation of this paragraph by either party shall be considered a material violation of this Agreement.

8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, by Registered Mail, or properly acknowledged by Federal Express, addressed as follows:

        If for ETCR:            Equity Technologies & Resources, Inc.
                                Frank G. Dickey, Jr., President
                                1050 Chinoe Road,  Suite 304
                                Lexingon,  Kentucky 40502

        If for Consultant:      Harry M. Zachem
                                2928 Eastbrook Court
                                Lexington, Kentucky 40502

     Such address my be changed from time to time by either party by providing written notice to the other in the manner set forth above.

9. ENTIRE AGREEMENT / CONTRACTUAL CAPACITY. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supercedes any prior written or oral agreements between the parties. The parties stipulate that the signatories to this agreement have full authorization and contractual capacity on behalf of their respective organizations.

10. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

11. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reasons, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, and enforced as so limited.

12. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of limitation of that party's right to subsequently enforce and complete strict compliance with every provision of this Agreement.



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13.  APPLICABLE  LAW.  This  Agreement  shall be governed by and be  interpreted under the laws of the State of Kentucky, without giving effect of the principles of conflict of laws, with all parties agreeing that any legal action arising from a breach of the agreement shall be brought in the Courts of Fayette County, Kentucky, which shall have the exclusive jurisdiction over the subject matter and the parties to this agreement.

     Executed by the parties hereto this 14th day of May, 2001


EQUITY TECHNOLOGIES & RESOURCES, INC.



By: /s/ Frank Dickey                    /s/ Maury K. Zachem
------------------------------          ---------------------------
Frank G. Dickey, Jr. President          Witness


By: /s/Harry M. Zachem                  /s/ Maury K. Zachem
------------------------------          ---------------------------
Harry M. Zachem                         Witness



























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